Exhibit 3.1

AMENDMENT NO. 8

TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

ATLAS PIPELINE PARTNERS, L.P.

THIS AMENDMENT NO. 8 TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS PIPELINE PARTNERS, L.P. (this “Amendment”), dated as of June 30, 2010, is entered into and effectuated by Atlas Pipeline Partners GP, LLC, a Delaware limited liability company (the “General Partner”) and the general partner of Atlas Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), pursuant to authority granted to it in Sections 5.6 and 13.1 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 9, 2004 (the “Limited Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Partnership Agreement.

WHEREAS, Section 5.6(a) of the Limited Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners (subject to the provisions of Section 5.7 of the Limited Partnership Agreement);

WHEREAS, Section 5.6(b) of the Limited Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to Section 5.6(a) of the Limited Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities) as shall be fixed by the General Partner;

WHEREAS, Section 13.1(g) of the Limited Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee (subject to the terms of Section 5.7 of the Limited Partnership Agreement), may amend any provision of the Limited Partnership Agreement that the General Partner determines to be necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Limited Partnership Agreement, and the General Partner has determined that the amendments contemplated hereby are necessary or appropriate in connection therewith;

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment to provide for (i) the issuance of Class C Preferred Units and (ii) such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A. Amendment. The Limited Partnership Agreement is hereby amended as follows:

1. Section 1.1 of the Limited Partnership Agreement is hereby amended to add or amend the following definitions in appropriate alphabetical order:

“Class C Preferred Unit” means a Partnership Security having the rights and obligations set forth in the Certificate of Designation of the Powers, Preferences and Relative Participating Optional and other Special Rights of Preferred Units and Qualifications, Limitations and Restrictions thereof of 12% Cumulative Class C Preferred Units for Atlas Pipeline Partners, L.P. dated as of June 30, 2010, attached hereto as Exhibit 5.12(c) and incorporated herein (the “Class C Preferred Certificate of Designation”).

“Preferred Unit” means a 2006 Preferred Unit, a Class B Preferred Unit or a Class C Preferred Unit.

2. Section 5.12 is amended and restated as follows:

SECTION 5.12 Preferred Units.

The General Partner has designated and created a series of Partnership Securities designated as “Preferred Units” and consisting of a total of 40,000 of 2006 Preferred Units and fixed the designations, preferences and relative, participating, optional and other special rights of the Preferred Units and qualifications, limitations and restrictions thereof as set forth in the 2006 Preferred Certificate of Designation. A form Certificate evidencing 2006 Preferred Units is attached as Exhibit 5.12(a). The General Partner has designated and created a series of Partnership Securities designated as “Class B Preferred Units” and consisting of a total of 20,000 of Class B Preferred Units and fixed the designations, preferences and relative, participating, optional and other special rights of the Class B Preferred Units and qualifications, limitations and restrictions thereof as set forth in the Class B Preferred Certificate of Designation. A form Certificate evidencing Class B Preferred Units is attached as Exhibit 5.12(b). The General Partner has designated and created a series of Partnership Securities designated as “Class C Preferred Units” and consisting of a total of 8,000 of Class C Preferred Units and fixed the designations, preferences and relative, participating, optional and other special rights of the Class C Preferred Units and qualifications, limitations and restrictions thereof as set forth in the Class B Preferred Certificate of Designation. A form Certificate evidencing Class B Preferred Units is attached as Exhibit 5.12(c).

B. Agreement in Effect. Except as hereby amended, the Limited Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the state of Delaware, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS PIPELINE PARTNERS, L.P.

By: Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	CEO and President

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